EXHIBIT 4.1






                          WATER PIK TECHNOLOGIES, INC.


                           DEFERRED COMPENSATION PLAN


                         as effective November 29, 1999

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                                TABLE OF CONTENTS

1.  Purpose....................................................................1

2.  Definitions................................................................1

3.  Participation..............................................................4

4.  Contributions..............................................................4

5.  Participant Accounts.......................................................7

6.  Vesting....................................................................8

7.  Distributions..............................................................9

8.  Death Benefits............................................................10

9.  Administration............................................................10

10. Miscellaneous.............................................................12





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1.   PURPOSE. The Water Pik Technologies, Inc.  Deferred  Compensation Plan (the
"Plan") is established initially to provide benefits to employees of Water Pik Technologies, Inc. who were employees of Allegheny Teledyne Incorporated or its subsidiaries and participated in the Allegheny Teledyne Incorporated Executive Deferred Compensation Plan. This Plan accepted the benefit payment obligations of the Allegheny Teledyne Incorporated Executive Deferred Compensation Plan (the Prior Plan as defined below) with respect to former participants in the ATI Plan who became employees of Water Pik Technologies, Inc. or any of its subsidiaries on or within sixty days of the Effective Date. Following the Effective Date, Eligible Employees may participate under the terms and conditions of this Plan with respect to their service to and compensation from Water Pik Technologies, Inc. The Water Pik Technologies, Inc. Deferred Compensation Plan is an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and 29 CFR 2520.104-23.

2.   DEFINITIONS.

     2.1 "Account" shall mean the bookkeeping account maintained by the Plan Administrator for each Participant that is credited with (1) the portion of the Participant's Salary that he or she elects to defer (including transfers to this Plan from the Allegheny Teledyne Incorporated Executive Deferred Compensation
Plan), (2) the portion of the Participant's Bonus that he or she elects to defer, (3) portions of the Participant's account balance under the Prior Plan,
(4) any Company contributions on behalf of the Participant under Section 4.2, and (5) earnings on such amounts.

     2.2 "Beneficiary" shall mean the Participant's spouse or, if the Participant has no spouse or the spouse consents in writing in the presence of a notary public, the person or persons, trustee, or other legal entity or entities last designated by the Participant on a form provided by the Plan Administrator to receive the benefits specified hereunder in the event of the Participant's death. If the Participant has not designated a beneficiary or if no person designated as a beneficiary survives the Participant, the payment of the Participant's benefits under this Plan following his or her death shall be made
(a) to the Participant's spouse, if living, (b) if the Participant's spouse is not then living, to his or her then living issue by right of representation, (c) if neither the Participant's spouse nor the Participant's issue are then living, to his or her then living parents, or (d) if none of the above are then living, to the Participant's estate.

     2.3 "Bonus" shall mean the award or awards payable under the Water Pik Technologies, Inc. management bonus program (or the comparable annual incentive plan of a subsidiary, if applicable, and any predecessor or successor program to any such annual incentive plan), and, for Plan Years beginning on or after January 1, 2001, any signing bonus or other guaranteed bonus.


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     2.4   "Code" shall mean the Internal Revenue Code of 1986, as amended.

     2.5 "Company" shall mean Water Pik Technologies, Inc., a Delaware corporation, and any corporation which is a subsidiary of the corporation
(within the meaning of Code Section 424(f)), unless the context requires otherwise.

     2.6   "Effective Date" shall mean November 29, 1999.

     2.7 "Eligible Deferrable Compensation" shall mean, for any Plan Year, an Eligible Employee's annualized Salary and target Bonus, if any.

     2.8 "Eligible Employee" shall mean each management-level employee of the Company designated by the Plan Administrator as meeting the criteria of one of the following subsections:

           2.8.1 For a Plan Year other than the short Plan Year covering the period from the Effective Date to December 31, 1999, an employee whose Eligible Deferrable Compensation for the Plan Year is at least equal to $100,000 (or such greater amount as the Plan Administrator may establish from time to time).

           2.8.2 For  the short Plan Year of the Plan  covering  the period from the Effective Date to December 31, 1999, an employee whose Eligible Deferrable Compensation (from the Company and Allegheny Teledyne Incorporated or an affiliate) for 1999 is at least equal to $100,000.

           2.8.3 For any Plan Year beginning on or after the Effective Date which includes an employee's date of hire or promotion, an employee whose Eligible Deferrable Compensation for the Plan Year is at least equal to $100,000 (or such greater amount as the Plan Administrator may establish from time to time).

     2.9 "Excess 401(k) Plan Deferrals" shall mean the portion or all of a Participant's elective deferrals under the Water Pik 401(k) Plan which the Participant would otherwise be eligible to defer to the Water Pik 401(k) Plan but for the compensation and nondiscrimination limitations of the Code.

     2.10  "401(k)   Plan    Compensation"   shall   mean  the   definition   of
"Compensation" contained in the Water Pik 401(k) Plan with respect to each Participant and such definition is hereby incorporated by reference into this Plan.

     2.11  "Fund"  or  "Funds"  shall   mean  one or more of the  mutual  funds,
investment portfolios or contracts selected by the Plan Administrator pursuant to Section 4.3.2.

     2.12 "Initial Election Period" shall mean the first thirty days immediately following the date that the employee is designated as an Eligible Employee in accordance with Section 2.8; provided, however, for the short Plan Year beginning on November 29, 1999 and ending on December 31, 1999, the Plan Administrator may keep in effect any election made for the 1999 Plan Year of the Prior Plan.


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     2.13  "Interest Rate" shall mean, for each Fund, the net rate, expressed as a percent, of gain or loss on the assets of such Fund for the applicable period.

     2.14 "Participant" shall mean any employee who is eligible to participate in this Plan under Section 3.

     2.15 "Payment Eligibility Date" shall mean the earlier of (i) the date selected by a Participant on a form provided by the Plan Administrator and filed with the Vice President of Human Resources, but no such date shall be less than one year from the date that such election is so filed, or (ii) thirty (30) days following the end of the calendar quarter in which a Participant terminates employment or dies. A Participant receiving benefits under the Company's short-term disability plan or on an approved leave of absence shall not be deemed to have terminated employment for purposes of the Plan.

     2.16 "Plan" shall mean the Water Pik Technologies, Inc. Deferred Compensation Plan as set forth herein, or as amended from time to time. This Plan is the successor plan to the Allegheny Teledyne Incorporated Executive Deferred Compensation Plan (the Prior Plan as defined below) with respect to Participants in the Prior Plan who, as of the Effective Date, became employees of the Company in connection with the spin off to stockholders of Allegheny Teledyne Incorporated of the stock of the Company on November 29, 1999. The Prior Plan was adopted Allegheny Teledyne Incorporated in 1996 and the Prior Plan assumed the payment obligations of the Teledyne, Inc. Executive Deferred Compensation Plan with regard to then Participants in such plan. As of the Effective Date, the Company assumed all payment obligations of benefits accrued by employees of the Company on November 29, 1999, whether such benefits were accrued under the Prior Plan or its predecessor.

     2.17 "Plan Administrator" shall mean the Chief Financial Officer of the Company.

     2.18 "Plan Year" shall mean the calendar year, except that the initial Plan Year shall be the period from the Effective Date through December 31, 1999.

     2.19 "Prior Plan" shall mean, with respect to employees of the Company as of November 29, 1999 who participated in the Prior Plan on or before November 29, 1999, the Allegheny Teledyne Incorporated Executive Deferred Compensation Plan, and its predecessor plan, the Teledyne, Inc. Executive Deferred Compensation Plan.

     2.20 "Retirement" shall mean the date as of which a Participant commences to receive a benefit under a pension plan maintained by the Company, the date as of which a Participant commences to receive disability benefits under the Company's long-term disability plan or, in the case of a Participant who is not entitled to benefits under the Company's long-term disability plan, the date the Plan Administrator determines is the first date the Participant satisfies the definition of disability set forth in that plan.



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     2.21  "Salary"  shall  mean  the  gross  rate of pay that an  employee  is entitled to receive for services rendered to the Company and shall include any amounts (i) that may exceed the Section 401(a)(17) Limit, and (ii) deferred under this Plan.

     2.22 "Section 401(a)(17) Limit" shall mean the compensation limitations established under Section 401(a)(17) of the Code, as such amount may be adjusted for such calendar year by the Secretary of the Treasury ($160,000 as of the Effective Date).

     2.23 "Supplemental Compensation" shall mean the amount of a Participant's 401(k) Plan Compensation for a Plan Year (determined without regard to the Section 401(a)(17) Limit) that exceeds the Section 401(a)(17) Limit.

     2.24 "Vice President of Human Resources" shall mean such person who may from time to time be elected or otherwise designated as an officer of the Company with the title of Vice President of Human Resources; provided, that in the event that such position is at any time vacant, any reference herein to the Vice President of Human Resources shall be deemed to refer to the Chief Financial Officer of the Company.

     2.25 "Water Pik 401(k) Plan" shall mean the defined contribution plan or plans maintained or sponsored by the Company in which the Participant is eligible to participate.


3.   PARTICIPATION.
     3.1 Participation of Eligible Employees Under Section 4.1. An Eligible Employee who, prior to the Effective Date, has not announced his or her intention to retire shall become a Participant in the Plan on (a) the first day of the first pay period for which the Eligible Employee elects to defer a portion of his or her Salary and/or Bonus in accordance with Section 4.1, or (b) the Effective Date if the Eligible Employee has an account balance under the Prior Plan.

     3.2 Participation of Other Employees Under Section 4.1.6 or Section 4.2.2. Any other employee of the Company shall become a Participant in the Plan solely for purposes of (a) crediting Excess 401(k) Plan Deferrals to the Plan under
Section 4.1.6 or (b) receiving a contribution under Section 4.2.2, on the date that any such amount is credited to an Account on behalf of such employee under
Section 5.3 or Section 5.4, as the case may be.

4.   CONTRIBUTIONS.

     4.1   Elections to Defer Salary and Bonus.

           4.1.1 GENERAL RULE. An Eligible Employee may elect to defer, in increments of 1% and subject to the limitations set forth herein, up to 100% of his or her Salary earned and, separately, up to 100% of his or her Bonus paid in the calendar year following the calendar year in which a written election, on a form approved by the Plan Administrator, to defer Salary and/or


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Bonus is delivered to the Vice President of Human Resources.  Except as provided in Section 4.1.4, each election to defer Salary and/or Bonus shall be effective for only the next succeeding calendar year, shall expire on the last day of the calendar year next following its delivery and shall specify the Participant's elections as to distribution time and form from among those then permitted under the Plan. No election may be for less than 5% of the Salary or Bonus payment, respectively, and no election shall exceed an amount which would prevent the Eligible Employee from making required or elected contributions under employee benefit plans or to have required federal, state and local income or payroll tax payments made or such other amounts as determined appropriate by the Plan Administrator. Except as provided in Section 4.1.2, an election to defer Salary earned or Bonus paid in a particular calendar year must be filed with the Vice President of Human Resources in accordance with the provisions of Sections 4.1.3.

            4.1.2 INITIAL ELECTION PERIOD.  Each Eligible  Employee may elect to defer Salary and/or Bonus by filing with the Vice President of Human Resources an election, on a form provided by the Plan Administrator, no later than the last day of the Eligible Employee's Initial Election Period. An election to defer Salary and/or Bonus during the Initial Election Period shall be effective with respect to the Participant's Salary earned during the first pay period beginning after the election and with respect to the portion of the Participant's Bonus actually paid in the year following the election. For the short Plan Year beginning November 29, 1999 and ending on December 31, 1999, the Plan Administrator may keep in effect any election made by a Participant under the Prior Plan for the 1999 Plan Year of the Prior Plan.

            4.1.3 ELECTIONS OTHER THAN ELECTIONS DURING THE INITIAL ELECTION PERIOD. Subject to the limitations of Section 4.1.1, any Eligible Employee who fails to elect to defer Salary and/or Bonus during his or her Initial Election Period may subsequently elect to defer Salary and/or Bonus, and any Eligible Employee who has terminated a prior Salary deferral election may elect to again defer Salary, by filing with the Vice President of Human Resources an election, on a form provided by the Plan Administrator, to defer Salary and/or Bonus as described in Section 4.1.1. An election under this Section 4.1.3 to defer Salary payable during a calendar year must be filed with the Vice President of Human Resources on or before November 1 of the preceding calendar year. An election under this Section 4.1.3 to defer Bonus actually paid during a calendar year must be filed with the Vice President of Human Resources on or before November 1 of the calendar year preceding the year in which such Bonus is actually paid.

            4.1.4 DURATION OF SALARY DEFERRAL ELECTION. Any Salary deferral election made under Section 4.1.2 or Section 4.1.3 shall remain in effect, notwithstanding any change in the Participant's Salary, until changed or terminated in accordance with the terms of this Section 4.1.4; provided, however, that such election shall terminate for any Plan Year for which the Participant is not an Eligible Employee. A Participant may increase, decrease or terminate his or her Salary deferral election with respect to Salary earned during a calendar year by filing a new election, in accordance with the terms of this Section 4.1, with the Vice President of Human Resources on or before November 1 of the preceding calendar year.

            4.1.5 DURATION OF BONUS DEFERRAL ELECTION. Any Bonus deferral election made under Section 4.1.2 or Section 4.1.3 shall be irrevocable and shall apply only to the Bonus



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payable with respect to services  performed  during the calendar  year for which the election is made. For each subsequent calendar year, an Eligible Employee must make a new election, subject to the limitations set forth in this Section 4.1, to defer a percentage of his or her Bonus. Such election shall be on forms provided by the Plan Administrator and shall be filed with the Vice President of Human Resources on or before November 1 of the calendar year preceding the calendar year in which such Bonus is paid or payable.

            4.1.6 EXCESS 401(K) PLAN DEFERRALS. Subject to the limitations and provisions of Section 4.1.8, effective April 1, 2000, any Excess 401(k) Plan Deferrals of a Participant shall be deferred to the Plan.

            4.1.7 EXTENSION OF ELECTION DEADLINE. Notwithstanding the foregoing provisions of this Section 4.1, the Plan Administrator may extend the deadline for filing elections set forth in Sections 4.1.2, 4.1.3, 4.1.4 and 4.1.5 as the Plan Administrator shall determine; provided, that any election made during such an extension shall apply only to Salary earned or Bonus paid after such election is made. The Plan Administrator shall give notice of such extension to all Eligible Employees.

            4.1.8 LIMITATION ON DEFERRAL OF EXCESS CONTRIBUTIONS. Excess contributions (as defined under Section 401(k)(8)(B) of the Code) by a Participant to the Water Pik 401(k) Plan that are distributed to the Participant under Section 401(k)(8)(A) of the Code are not eligible to be deferred to this Plan.

      4.2   COMPANY CONTRIBUTIONS.

            4.2.1 COMPANY MATCHING CONTRIBUTIONS. Effective April 1, 2000 or such earlier date as the Plan Administrator may establish, the Company shall match contributions to the Plan by a Participant under Section 4.1 in an amount equal to the lesser of the following:

            (i) 50% of the total amount deferred by the Participant to this Plan; or

            (ii) 50% of the first 6% of the Participant's Salary and Bonus, if any, reduced by the Participant's 401(k) Plan Compensation (which, by definition, does not include any amounts deferred by the Participant to this Plan or any other amounts that exceed the Section 401(a)(17) Limit ($160,000 as of the Effective Date)).

Any matching contributions under this Section 4.2.1 generally shall be made on the date that a Participant's deferred contributions are credited under Section
5.1 or Section 5.2, as the case may be, and, in any event, no later than the last day of the Plan Year to which such contribution relates.

            4.2.2 SUPPLEMENTAL COMPANY CONTRIBUTIONS. Notwithstanding Section 2.8, for each Plan Year, an employee of the Company shall be eligible to receive, and shall be deemed a Participant in the Plan for the purpose of receiving, Supplemental Company Contributions under



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this Section 4.2.2 only if such employee has  Supplemental  Compensation for the applicable Plan Year. For each Plan Year, the Company shall contribute to the Plan an amount equal to 4.5% of the amount of each Participant's Supplemental Compensation for the Plan Year. Generally, this contribution shall be made as of the last day of each month in which the Participant receives Supplemental Compensation and, in any event, no later than the last day of the applicable Plan Year. In addition, if the Company makes a profit sharing contribution to the Water Pik 401(k) Plan for any Plan Year, the Company shall contribute to the Plan an amount equal to the percentage of the profit sharing contribution multiplied by the amount of each Participant's Supplemental Compensation for the Plan Year to which such contribution relates; provided, however, that to receive such an excess profit sharing contribution, a Participant must be actively employed on the last day of the Plan Year to which such contribution relates. This supplemental profit sharing contribution shall be made no later than the date on which the profit sharing contribution is made to the Water Pik 401(k) Plan.

      4.3   Investment Elections.

            4.3.1 INVESTMENT OPTIONS. The Plan Administrator shall select from time to time the types of mutual funds and any other investment vehicles in which Participants' Accounts shall be deemed to be invested. At the time an Eligible Employee first becomes a Participant, the Participant shall file with the Vice President of Human Resources a form provided by the Plan Administrator designating which of such types of mutual funds, investment portfolios or contracts the Participant's Account shall be deemed to be invested in for purposes of determining the amount of earnings to be credited to such Account. In making the designation pursuant to this Section 4.3.1, the Participant may specify that all or any portion of his or her Account, designated in whole percentages, be deemed to be invested in one or more of the types of mutual funds, investment portfolios or contracts selected by the Plan Administrator. A Participant may change monthly the designation made under this Section 4.3.1 by filing with the Vice President of Human Resources an election, on a form provided by the Plan Administrator, at any time during a month, with such change to be effective as of the first day of the month immediately succeeding the date on which such form is filed. If a Participant fails to elect a type of fund under this Section 4.3.1, any prior election shall remain in effect or, if there is no prior election of types of funds, any deferral election made by the Participant shall be void. If a Participant who receives allocations to his or her Account only pursuant to Sections 5.3 and 5.4 fails to elect a type of fund under this Section 4.3.1, he or she shall be deemed to have elected the fund or contract designated by the Plan Administrator as the default fund.

            4.3.2 PLAN ADMINISTRATOR SELECTION OF FUNDS. Although the Participant may designate the type of mutual funds, investment portfolios or contracts pursuant to Section 4.3.1, the Plan Administrator shall select from time to time, in its sole discretion, a commercially available fund, portfolio or contract of each of the types selected pursuant to Section 4.3.1 to be the Funds. The Interest Rate of each such Fund shall be used to determine the amount of earnings to be credited to Participants' Accounts under Section 5.5.

5. PARTICIPANT ACCOUNTS. The Plan Administrator shall establish and maintain an Account for each Participant under the Plan. Each Participant's Account shall be further divided into



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separate  subaccounts  ("subaccounts"),  each of which  corresponds  to a mutual fund, investment portfolio or contract elected by the Participant in accordance with Section 4.3. A Participant's Account shall be credited as follows:

      5.1 SALARY CREDITS. As of the last day of each month, the Plan Administrator shall credit the subaccounts of the Participant's Account with an amount equal to Salary deferred by the Participant during each pay period ending in that month in accordance with the Participant's election under Section 4.1.1; that is, the portion of the Participant's deferred Salary that the Participant has elected to be deemed to be invested in a certain type of Fund shall be credited to the subaccount corresponding to that Fund.

      5.2 BONUS CREDITS. On or as soon as practicable after a Participant's Bonus would otherwise be paid, the Plan Administrator shall credit the subaccounts of the Participant's Account with an amount equal to the portion of the Bonus deferred by the Participant in accordance with the Participant's election under Section 4.1.1; that is, the portion of the Participant's deferred Bonus that the Participant has elected to be deemed to be invested in a particular type of Fund shall be credited to the subaccount corresponding to that Fund.

      5.3 EXCESS 401(K) PLAN DEFERRAL CREDITS. As of the last day of each month in which any Excess 401(k) Plan Deferrals are made on behalf of the Participant under Section 4.1.6, the Plan Administrator shall credit the subaccounts of the Participant's Account with an amount equal to the Excess 401(k) Plan Deferrals made for that month in accordance with Section 4.1.6.

      5.4 COMPANY CONTRIBUTION CREDITS. As of the last day of each month in which a Company Contribution is paid under Section 4.2, the Plan Administrator shall credit the subaccounts of the Participant's Account with an amount equal to the Participant's share of the Company Contributions made for that month in accordance with Section 4.2.

      5.5 PRIOR PLAN CREDITS. As of the Effective Date, the Plan Administrator shall credit the subaccounts of the Participant's Account with an amount equal to the Participant's account balance under the Prior Plan as of the Effective Date.

      5.6 EARNINGS CREDITS. As of the last day of each month in which any amount remains credited to a Participant's Account, each subaccount of a Participant's Account shall be credited with earnings in an amount equal to that determined by multiplying the balance credited to such subaccount as of the last day of the preceding month by the Interest Rate for that month for the corresponding Fund selected by the Company pursuant to Section 4.3.2.

6. VESTING. A Participant shall be 100 percent vested at all times in any amounts credited to the Participant's Account under Sections 5.1, 5.2, 5.3 and 5.5, as well as any earnings on such amounts credited to the Participant's Account under Section 5.6. A Participant shall have a nonforfeitable interest (a "Vested Interest") in any amounts credited to the Participant's Account under
Section 5.4, as well as any earnings on such amounts credited under Section 5.6, equal to the Participant's Vested Interest under the Water Pik 401(k) Plan. Notwithstanding the provisions of this Section 6, in the event of the Participant's death prior to the distribution of his



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or her  benefits  under this  Plan,  the  Participant  shall be deemed to have a
Vested Interest in 100% of any amounts credited to the Participant's Account as of the date of his or her death.

7.    DISTRIBUTIONS.

      7.1   Amount and Time of Distribution.

            7.1.1 PAYMENT AS OF PAYMENT ELIGIBILITY DATE. Each Participant (or, in the case of the Participant's death, his or her Beneficiary) shall be entitled to receive a distribution of benefits under this Plan as soon as practicable following his or her Payment Eligibility Date. The amount payable to a Participant shall be the amount credited to the Participant's Account as of his or her Payment Eligibility Date to the extent such amount is then vested under Section 6.

            7.1.2 PAYMENT PRIOR TO PAYMENT ELIGIBILITY DATE. A Participant may elect by filing with the Vice President of Human Resources a form to be provided by the Plan Administrator to receive an amount equal to ninety percent of his or her vested Account balance at any time prior to the Participant's Payment Eligibility Date. If the Participant makes an election described in this Section 7.1.2: the balance of the Participant's Account not distributed to the Participant shall be forfeited to the Company; the amount to which he or she is entitled under this Section 7.1.2 shall be distributed to the Participant in a single lump sum within thirty days following such election; the Participant shall be prohibited from participating in the Plan for the balance of the Plan Year in which this distribution is made and the following Plan Year; and any elections previously made pursuant to Article 4 of this Plan shall cease to be effective.

      7.2   Form of Distribution.

            7.2.1 PRE-RETIREMENT DISTRIBUTIONS. Subject to Section 7.2.5, if a Participant's Payment Eligibility Date occurs prior to the date of his or her Retirement, the Participant's Account shall be paid to such Participant in the form of payment elected by the Participant from among the forms available under
Section 7.2.3 or, if no election is made on a timely basis, in a single lump sum.

            7.2.2 POST-RETIREMENT DISTRIBUTIONS. Subject to Section 7.2.5, if a Participant's Payment Eligibility Date occurs on or after the date of his or her Retirement, the Participant's Account shall be paid to such Participant or, in the event of the Participant's death on or after his or her Payment Eligibility Date, the Participant's Beneficiary in the form of sixty quarterly installments, calculated in the manner described in Section 7.2.4 (or pursuant to a payment schedule approved by the Plan Administrator). Such installment payments shall commence on the Participant's Payment Eligibility Date or as soon thereafter as is practicable and shall continue on the first day of each of the 59 calendar quarters thereafter.

            7.2.3 ELECTION OF OPTIONAL FORM OF DISTRIBUTIONS. Notwithstanding the provisions of Section 7.2.2, a Participant whose Payment Eligibility Date occurs on or after the date of the Participant's Retirement may elect to receive distribution of his or her Account balance in a single lump sum, twenty quarterly installments, or forty quarterly installments (or pursuant to a payment schedule approved by the Plan Administrator), provided that at least one year prior to his or her Payment Eligibility Date, the Vice President of Human Resources receives from the
Participant a notice on a form provided by the Plan Administrator that the Participant elects to receive payment in one of such optional forms. Any such payment shall be made or commence to be made as of the Participant's Payment Eligibility Date. Any election made pursuant to this Section 7.2.3 may be revoked by filing notice of such revocation with the Vice President of Human Resources on or before the date which is one year prior to the Participant's Payment Eligibility Date.

            7.2.4  METHOD FOR  CALCULATING  INSTALLMENTS.  If a  Participant  or
Beneficiary receives payment of the Participant's Account balance in installments pursuant to Section 7.2.2 or 7.2.3, the amount of each quarterly installment payable over each twelve (12)-month period beginning on the Payment Eligibility Date or the anniversary thereof shall equal the Participant's Account balance as of the Determination Date divided by the total number of quarterly installments that the Participant or Beneficiary is scheduled to receive pursuant to Section 7.2.2 or his or her election under Section 7.2.3. For purposes of this Section 7.2.4, "Determination Date" shall mean, for the year including the Payment Eligibility Date, the Payment Eligibility Date, and for each subsequent year, the first day of the month preceding the month in which the anniversary of the Payment Eligibility Date occurs. Notwithstanding the foregoing, the final scheduled quarterly installment payment shall be equal to the remaining balance in the Participant's Account.

            7.2.5 SMALL ACCOUNT BALANCES. If a Participant's Account balance on the Participant's Payment Eligibility Date is less than $30,000, such Account balance shall be paid in a single lump sum.

8.    DEATH BENEFITS.

      8.1 Death Prior to Payment Eligibility Date. If a Participant shall die prior to his or her Payment Eligibility Date, the Participant's Beneficiary shall receive the balance of the Participant's Account in a single lump sum within 30 days following the date of the Participant's death.

      8.2 Death on or After Payment Eligibility Date. If a Participant shall die on or after his or her Payment Eligibility Date, the Participant's Beneficiary shall continue to receive the Participant's benefits in the form elected by the Participant; provided, however, that the Participant's Beneficiary may elect within 30 days following the Participant's death to receive the remaining balance of the Participant's benefits under the Plan in a single lump sum, which amount shall be payable within 60 days following the Participant's death.

9.    ADMINISTRATION.

      9.1 Plan Administrator. The Plan shall be administered by the Chief Financial Officer of Water Pik Technologies, Inc.

      9.2 Powers and Duties of the Plan Administrator. The Plan Administrator, on behalf of the Participants and their Beneficiaries, shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

            o To  determine all  questions   relating  to   the  eligibility  of
              employees to participate;

            o To construe and interpret the terms and provisions of this Plan;

            o To compute and certify to the amount and kind of benefits  payable to Participants and their Beneficiaries;

            o To   maintain  all  records  that  may   be   necessary   for  the
              administration of the Plan;

            o To provide for the disclosure of all  information  and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;

            o To make and publish  such rules for the regulation of the Plan and
              procedures  for   the  administration  of  the  Plan  as  are  not
              inconsistent with the terms hereof; and

            o To appoint  any  agent and to  delegate to such person such powers and duties in connection with the administration of the Plan as the Plan Administrator may from time to time prescribe.

      9.3 Construction and Interpretation. The Plan Administrator shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretation or construction shall be final and binding on all parties, including but not limited to the Company and any Participant or Beneficiary. The Plan Administrator shall administer such terms and provisions in a uniform and nondiscriminatory manner and in full accordance with any and all laws applicable to the Plan.

      9.4 Information. To enable the Plan Administrator to perform its functions, the Company shall supply full and timely information to the Plan Administrator on all matters relating to the compensation of all Participants, their death or other cause of termination, and such other pertinent facts as the Plan Administrator may require.

      9.5   Compensation, Expenses and Indemnity.

            9.5.1 The Plan Administrator shall serve without compensation for its services hereunder.

            9.5.2 The Plan Administrator is authorized at the expense of the Company to employ such legal counsel as it may deem advisable to assist in the performance of its duties hereunder. Expenses and fees in connection with the administration of the Plan shall be paid by the Company.

            9.5.3 The Company shall indemnify and save harmless the Plan Administrator, the Vice President of Human Resources, and any delegate of the Plan Administrator who is an employee of the Company against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims, arising out of their discharge of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise, as such indemnities are permitted under applicable law.

      9.6 Quarterly Statements. Under procedures established by the Plan Administrator, a Participant shall receive quarterly statements with respect to such Participant's Account.

10.   MISCELLANEOUS.

      10.1 Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company. The Company's obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors. However, the Company may, in its discretion, establish one or more vehicles for payment of its obligations under this Plan, including a trust, known as a "rabbi trust," for use in funding the benefits under the Plan with a trustee to be selected by the Company in accordance with a trust agreement meeting the requirements of Rev. Proc. 92-64, as it may be amended or supplemented in the future. The Plan is intended to be unfunded for tax purposes and for purposes of Title I of ERISA.

      10.2 Restriction Against Assignment. The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or corporation. No part of a Participant's Account shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant's Account be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever.

      10.3 No Right to Continued Employment. Neither an employee's participation in the Plan, nor the employee's rights to his or her Account shall confer upon such employee any right with respect to continuance of employment by or receipt of Bonuses from the Company, nor shall such items interfere in any way with the right of the Company to terminate such employee's employment or alter such employee's compensation at any time.

      10.4 Withholding. There shall be deducted from each payment made under the Plan or, if such payment is not large enough, from any other funds payable to the Participant, all taxes which the Company determines are required to be withheld with respect to such payment under the Plan. The Company shall have the right to reduce any payment by the amount of cash sufficient to provide the amount of said taxes.

      10.5 Amendment, Modification, Suspension or Termination. The Personnel and Compensation Committee of the Company's Board of Directors may amend, modify, suspend or terminate the Plan in whole or in part except that no amendment, modification, suspension or termination shall reduce any amounts then credited to a Participant's Account. The Company shall provide notice of such action to all Participants and Beneficiaries of deceased Participants.

      10.6 Governing Law. Except to the extent that it is preempted by federal law, this Plan shall be construed, governed and administered in accordance with the laws of the State of Delaware.

      10.7 Receipt or Release. Any payment to a Participant or the Participant's Beneficiary in accordance with the provisions of the Plan, including but not limited to any payment from an insurance company, shall, to the extent thereof, be in full satisfaction of all claims under the Plan against the Plan Administrator and the Company. Any payment, whether by the Company or an insurance company, to a Participant or the Participant's Beneficiary of an amount described in Section 5.4 shall, to the extent thereof, be in full satisfaction of all claims to such amount which the Participant or his or her Beneficiary or any beneficiary designated in accordance with the Prior Plan may have against the Company or any other person under the Prior Plan. The Plan Administrator may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect. The Company has assumed the payment liabilities with respect to Participants in this Plan from the Prior Plan and indemnified Allegheny Teledyne Incorporated from any and all payment liabilities with respect to the amount of benefits accrued prior to the Effective Date.

      10.8 Payments on Behalf of Minors. In the event that any amount becomes payable under the Plan to a minor or a person who, in the sole judgment of the Plan Administrator, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Plan Administrator may direct that such payment be made only to the conservator or the guardian of the estate of such person appointed by a court of competent jurisdiction or such other person or in such other manner as the Plan Administrator determines is necessary to assure that the payment will legally discharge the Plan's obligation to such person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Plan Administrator and the Company.

      10.9 Miscellaneous. All pronouns and any variations thereof contained herein shall be deemed to refer to masculine or feminine, singular or plural, as the identity of the person or persons may require. The headings used in this Plan are for convenience only and shall not be construed in interpreting this Plan.